Exhibit 99.1

NEWTON FINANCIAL CORPORATION

REVOCABLE PROXY FOR

SPECIAL MEETING OF SHAREHOLDERS

                              , 2004

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints                              and                          and each of them, with full power of substitution, to vote all of the shares of Newton Financial Corporation (the “Company”) standing in the undersigned’s name at a Special Meeting of Shareholders of the Company, to be held at the                                                          , New Jersey, on                           , 2004, at              A.M., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified below. If no choice is specified, the proxy will be voted “FOR” the Agreement and Plan of Merger and the merger with Lakeland Bancorp, Inc.

The Board of Directors recommends a vote “FOR” the following proposal.

1.	Approval of the Agreement and Plan of Merger and the merger pursuant to which Newton will be merged with and into Lakeland Bancorp, Inc. and the stockholders of the Company will receive the consideration provided for in the Agreement and Plan of Merger as disclosed in the accompanying proxy statement:

☐ FOR

☐ AGAINST

☐ ABSTAIN

2.	In their discretion, such other business as may properly come before the meeting

Dated:                             , 2004.

Signature

Signature

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.